Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2009 First Quarter Results

New York, May 7, 2009 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended March 31, 2009.

First Quarter Financial Overview

For the quarter ended March 31, 2009, the Company reported a net loss attributable to Cowen Group, Inc. of $6.5 million, or $0.57 per fully diluted share, compared to net income attributable to Cowen Group, Inc. of $0.7 million in the prior year period, or $0.05 per fully diluted share.

•                  Total revenue was $43.7 million, representing a decrease of 20% from $55.0 million in the prior year period and a 5% increase from $41.6 million in the previous quarter

•                  The compensation and benefits expense to revenue ratio was 65% compared to 60% in the prior year period

•                  Excludes $0.8 million and $(4.2) million of IPO award expense (benefit) for the quarters ended March 31, 2009 and 2008, respectively

•                  Adjusted operating loss of $5.9 million compared to an adjusted operating loss of $1.9 million for the first quarter of 2008 (see “Non-GAAP Financial Measures” below for a discussion of adjusted operating income)

•                  Operating income excluding non-cash items was $2.4 million in the first quarter of 2009 compared to $1.5 million in the first quarter of 2008 (see “Non-GAAP Financial Measures” below for a discussion of operating income excluding non-cash items)

First Quarter Operational Overview

•                  First quarter equity new issue revenue was essentially flat year-over-year and increased $1.2 million over the fourth quarter of 2008

•                  Core brokerage revenue decreased 9% year-over-year and increased 2% sequentially (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue)

•                  First quarter strategic advisory revenue decreased 72% compared to the prior year period and decreased 34% sequentially

•                  Non-compensation expense for the first quarter decreased $2.6 million, or 11%, year-over-year.  Compared to the fourth quarter of 2008, non-compensation expense decreased $2.1 million, or 9%.

•                  As of May 1, 2009, headcount was down 8% from December 31, 2008.  The overall decrease includes the addition of 13 officer-level personnel in research, investment banking and brokerage.

Recent Developments

•                  Cowen expanded its brokerage capabilities with the formation of the Portfolio Trading Group offering quantitative trading strategies to our institutional clients.  In addition, Cowen recently expanded its brokerage platform to include trading of financials and REITs.

•                  Cowen enhanced its private capital raising capabilities with the addition of two managing directors in the Private Equity Group.

•                  Cowen continued to expand its alternative asset management business with the addition of two senior professionals who will oversee the development of a Commodity Trading Advisor (CTA) joint venture.  These new hires will commence employment late in the second quarter upon the expiration of certain post-employment obligations to their previous employer.

•                  Cowen recently completed its transition from 100% owner to minority owner of Cowen Asset Management, LLC, which was concurrently renamed Crosswind Investments, LLC.  Formerly a wholly-owned subsidiary of Cowen Group, Inc., Crosswind is now an investment management firm majority owned by former employees of Cowen.  In addition, Cowen Group, Inc. intends to wind down its traditional asset management operations in the United Kingdom.

Results of Operations

Brokerage

Cowen’s core brokerage revenue (see “Non-GAAP Financial Measures” below for a discussion of core brokerage revenue) decreased $3.7 million, or 9%, to $36.0 million in the first quarter of 2009, compared to $39.7 million in the prior year period.  Sequentially, core brokerage revenue increased 2% compared to $35.3 million in the fourth quarter of 2008.  Overall brokerage revenue decreased $2.5 million, or 7%, to $35.6 million for the three months ended March 31, 2009 compared with $38.1 million in the first quarter of 2008.  Compared to the fourth quarter of 2008, overall brokerage revenue increased $2.3 million, or 7%.  The year-over-year decreases in both core brokerage and overall brokerage resulted primarily from decreased revenues related to our core customer facilitation related activities.

Investment Banking

Investment banking revenue was $5.2 million in the first quarter of 2009, down 62% from $13.9 million in the first quarter of 2008.  Sequentially, investment banking revenue was essentially flat.  The first quarter’s results reflected decreases in revenue from both capital raising and strategic advisory activities, as follows:

•                  Equity underwriting revenue was $1.5 million, essentially flat compared to the prior year period and an increase of $1.2 million compared to the fourth quarter of 2008.  In the first quarter of 2009, growth sector public equity capital raising activity decreased 73% and

61% year-over-year when measured by proceeds raised and number of completed transactions, respectively.  During the first quarter of 2009, the Company co-managed one underwritten transaction raising proceeds of $320 million.

•                  Private equity revenue was $0.7 million in the first quarter of 2009, a decrease of $0.6 million, or 43%, compared to $1.3 million in the first quarter of 2008.  Compared to the fourth quarter of 2008, private equity revenue increased $0.3 million.  The year-over-year decrease was primarily attributable to decreased transaction volume.  Growth sector private capital raising activity in the first quarter decreased 48% and 40% year-over-year when measured by number of completed transactions and proceeds raised, respectively.  During the first quarter of 2009, the Company completed two private transactions raising proceeds of approximately $12.0 million.

•                  Strategic advisory revenue was $3.1 million in the first quarter of 2009, a decrease of $8.0 million, or 72%, compared to $11.1 million in the first quarter of 2008.  Sequentially, strategic advisory revenue decreased 34%, or $1.6 million.  The year-over-year decrease was the result of decreased transaction volume.  Compared to the prior year period, growth sector strategic advisory activity decreased 69% and 65%(1) when measured by number of transactions and transaction value, respectively.  During the first quarter of 2009, Cowen completed four strategic advisory assignments with an aggregate disclosed value of $173 million.

Interest and Dividend Income

Interest and dividend income was $0.2 million in the first quarter of 2009, a decrease of $1.0 million, or 85%, compared with $1.2 million in the prior year period.  The decrease in the first quarter of 2009 resulted primarily from lower average interest rates compared to the prior year period.

Other

Other revenues in the first quarter of 2009 were $2.7 million, an increase of $0.9 million, or 47%, compared to $1.8 million in the first quarter of 2008.  The increase was attributable to an increase in fees for managing the assets and investments of certain private equity and alternative asset management funds.

Compensation Expense and Headcount

Employee compensation and benefits expense increased $0.3 million, or 1%, to $29.1 million for the three months ended March 31, 2009 compared with $28.8 million in the first quarter of 2008.  Employee compensation and benefits expense for the first quarter of 2008 included a net reversal of $4.2 million of expense associated with the initial grant of equity to the Company’s employees in connection with its initial public offering, which compares to $0.8 million of expense in the first quarter of 2009.  Excluding the expense associated with the initial grant of equity, employee compensation and benefits expense as a percentage of total revenues was 65% and 60% for three months ended March 31, 2009 and 2008, respectively.

(1) Excludes Merck/Schering-Plough and Pfizer/Wyeth transactions.

As of May 1, 2009, the Company had 427 full-time employees, down 8% from December 31, 2008.  The overall reduction includes the addition of 13 officer-level professionals in research, investment banking and brokerage.

Non-Compensation Expense

Non-compensation expense was $21.3 million in the first quarter of 2009, a decrease of $2.6 million, or 11%, compared with $23.9 million in the prior year period.  The decrease was primarily attributable to decreases in other expense and marketing and business development expense.  Compared to the fourth quarter or 2008, non-compensation expense decreased $2.1 million, or 9%, from $23.5 million.

Provision for Income Taxes

The Company recorded an income tax benefit of $0.3 million for the three months ended March 31, 2009, which reflects an effective tax rate of 4.1%, compared to a provision for taxes of $1.6 million in the first quarter of 2008, which reflects an effective tax rate of 71.1%.  The low effective tax rate in the first quarter 2009 was primarily due to a net increase in the valuation allowance against certain deferred tax assets.

Earnings Conference Calls with Management

Management holds conference calls to discuss the Company’s six-month and full-year results.  The next conference call will be announced shortly after the close of the second quarter ending June 30, 2009.  Stockholders, investors and industry analysts are encouraged to contact the Company directly regarding general information requests or specific questions about the Company’s financial results.  General information requests should be directed to the Company’s Director of Communications, Jean Calleja, at (646) 562-1880.  Questions regarding the Company’s financial results should be directed to the Company’s Chief Financial Officer, Tom Conner, at (646) 562-1719.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, equity research, sales and trading, and alternative asset management services to companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  Our investment banking business includes Cowen Latitude Asia, a boutique specializing in crossborder M&A and capital raising transactions.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Revenues
Investment banking	$5,227	$13,862
Brokerage	35,608	38,083
Interest and dividend income	177	1,223
Other	2,721	1,822
Total revenues	43,733	54,990

Expenses
Employee compensation and benefits	29,145	28,809
Floor brokerage and trade execution	2,861	2,440
Service fees	4,172	4,209
Communications	3,106	3,649
Occupancy and equipment	4,134	4,189
Marketing and business development	2,854	3,626
Depreciation and amortization	802	638
Other	3,401	5,165
Total expenses	50,475	52,725
(Loss) income before income taxes	(6,742)	2,265
(Benefit) provision for income taxes	(276)	1,611
Net (loss) income	(6,466)	654
Less: Net income attributable to noncontrolling interest	49	—
Net (loss) income attributable to Cowen Group, Inc.	$(6,515)	$654
Earnings (loss) per share:
Basic	$(0.57)	$0.06
Diluted	$(0.57)	$0.05

Weighted average shares used in per share data:
Basic	11,402	11,253
Diluted	11,402	11,895

Other Metrics at March 31, 2009 and 2008
Cowen Group, Inc. stockholders’ equity	$139,488	$203,451
Common shares outstanding	15,171	14,429
Book value per share	$9.19	$14.10
Tangible book value per share *	$9.01	$10.63

*

Tangible book value per share at March 31, 2009 is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $2.8 million of goodwill and intangible assets, divided by common shares outstanding.

Tangible book value per share at March 31, 2008 is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $50.0 million of goodwill, divided by common shares outstanding.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Three Months Ended March 31,
	2009	2008
	(dollars in millions)
Reconciliation of Operating Income (Loss) to Adjusted Operating Income (Loss)
(Loss) income before income taxes	$(6.7)	$2.3
Exclusion of share-based compensation expense (reversal) related to IPO awards	0.8	(4.2)
Adjusted operating loss	$(5.9)	$(1.9)

Reconciliation of Operating Income (Loss) to Operating Income (Loss) Excluding Non-cash Items
(Loss) income before income taxes	$(6.7)	$2.3
Exclusion of share-based and other non-cash deferred compensation expense (benefit)	8.3	(1.4)
Exclusion of depreciation and amortization expense	0.8	0.6
Operating income excluding non-cash items	$2.4	$1.5

	Three Months Ended
	03/31/09	03/31/08	12/31/08
	(dollars in millions)
Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$35.6	$38.1	$33.3
Exclusion of the loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	0.4	1.6	2.0
Core brokerage revenue	$36.0	$39.7	$35.3

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income (loss), operating income (loss) excluding non-cash items and core brokerage revenue.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

We have reported in this press release our adjusted operating loss for the three months ended March 31, 2009 and 2008 on a non-GAAP basis by taking income (loss) before taxes and excluding the non-cash share-based compensation expense (reversal) associated with equity awards granted in connection with our IPO.  Management believes that the grant of equity awards in connection with our IPO was an extraordinary non-recurring event.  Management further believes that investors will benefit from an explanation of our results excluding the impact of this extraordinary non-recurring item as it allows for a better understanding of our ongoing business.

We have reported in this press release our operating income excluding non-cash items for the three months ended March 31, 2009 and 2008 on a non-GAAP basis by taking income (loss)

before taxes and excluding:

•                  the share-based and other non-cash deferred compensation expense (deferred compensation expense that does not involve a cash payment during the period); and

•                  the non-cash depreciation and amortization expense.

Management believes that the non-GAAP calculation of operating income (loss) excluding non-cash items will allow for a better understanding of the actual cash basis income (loss) generated in each period presented.

We have reported in this press release our core brokerage revenue for the three months ended March 31, 2009 and 2008, and December 31, 2008 on a non-GAAP basis by:

•                  excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.